AMENDED BYLAWS


                                       OF

                            ZEVEX INTERNATIONAL, INC.


                 Adopted by Board of Directors on April 18, 2002


                                   ARTICLE I.




                                  Shareholders

         Section I.1. Annual Meetings. An annual meeting of shareholders shall be held for the election of directors on such date, and at such time and place as the Board of Directors may, from time to time, determine. Any other proper business may be transacted at an annual meeting. If the annual meeting is not held on the date designated, it may be held as soon thereafter as convenient and shall be called the annual meeting.

         Section I.2. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the General Corporation Law of the State of Delaware, may be called by the Chairman, Chief Executive Officer or the Board of Directors. The shareholders do not have the authority to call a special meeting of the shareholders.

         Section I.3.      Shareholder Proposals/Nominees.

                  a. Shareholder Proposals. Shareholders seeking to place shareholder proposals on the agenda for a shareholders' meeting must (i) notify the Corporation of such proposal not less than 30 nor more than 60 days prior to the date of the meeting; provided, however, that if the Corporation provides shareholders with less than 40 days advance notice of the date of the meeting, the shareholder notice must be given no later than the close of business on the 10th day following the day the Corporation's notice was mailed or publicly disclosed. Such notice must provide the Corporation with adequate information regarding the proposal.

                  b. Shareholder Director Nominees. Shareholders director nominations must (i) be in writing and contain adequate information about the nominee; and (ii) be received by the secretary of the Corporation not less than 30 nor more than 60 days prior to the date of the meeting at which Directors will be elected; provided, however, that if the Corporation provides shareholders with less than 40 days advance notice of the date of the meeting, the shareholder notice must be given no later than the close of business on the 10th day following the day the Corporation's notice was mailed or publicly disclosed.

         Section I.4. Notice of Meetings. Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting will be given that states the place, date and hour of the meeting, and in the case of a special meeting, the purpose(s) for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the written notice of any meeting will be given not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote at such meeting. If mailed, such notice will be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder at his or her address as it appears in the records of the Corporation.

         Section I.5. Waiver of Notice. A shareholder may waive notice of any meeting; provided that a shareholder's attendance at a meeting shall constitute waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting to the transaction of any business to be transacted at the meeting, and not for the purpose of objecting to the purpose of the meeting.

         Section I.6. Adjournments. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, pursuant to Section 1.3, notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

         Section I.7.      Record Date.

                  a. Determination of Record Date. For purposes of determining the number and identity of shareholders for any purpose, the Board of Directors may fix a date in advance as the record date for any such determination of shareholders, provided that the record date may not precede the date of the resolution fixing the record date. The record date may not be more than sixty days prior to the date that the particular action requiring the determination of shareholders is to occur. If to determine the shareholders entitled to notice of, or to vote at, a meeting of shareholders, the record date may not be fewer than ten days prior to the meeting. The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of, or to vote at, a meeting of shareholders will apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

                  b. Failure to Fix Record Date. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice or to vote, or to receive payment of a dividend, the date on which the notice is mailed or the Board of Directors resolution declaring the dividend is adopted, as the case may be, will be the record date for such determination of shareholders.

         Section I.8 List of Shareholders Entitled to Vote. At least ten days before each meeting of shareholders, the officer or agent charged with overseeing the stock transfer books of the Corporation will compile a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. Such list will be kept on file at the Corporation's principal office for the ten days before the meeting and will be subject to the inspection of any shareholder during that ten day period during normal business hours for any purpose related to the meeting and during the meeting.

         Section I.9. Quorum. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a quorum is present or represented at such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

         Section I.10.     Voting.

                  a. One Vote Per Share. Unless otherwise provided by the Certificate of Incorporation (or action of the Board of Directors as provided therein) or these Bylaws, each outstanding share entitled to vote will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

                  b. Required Vote. Article VIII of the Certificate of Incorporation provides for super-majority voting in certain circumstances. Except as set forth therein, or as provided in the General Corporation Law of the State of Delaware, a majority vote of those shares present and voting at a duly organized meeting will suffice to defeat or enact any proposal; provided that with respect to votes to elect directors, a plurality of the votes cast will be sufficient to elect.

                  c. Shares Held By Other Than the Record Owner. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, in person or by proxy, without the transfer of such shares into his or her name. Shares held in the name of a trustee may be voted by him or her, in person or by proxy, only if the shares are transferred into the trustee's name. Shares held in the name of, by or under the control of a receiver may be voted by the receiver without transferring the shares into the receiver's name if authority to do so is evidenced in an order from the court that appointed the receiver. A shareholder whose shares are pledged shall be entitled to vote his or her shares until the shares are transferred into the name of the pledgee, and thereafter, the pledgee will be entitled to vote the shares so transferred. Shares belonging to the Corporation or held by it in a fiduciary capacity may not be voted, directly or indirectly, at any meeting, and will not be counted in determining the total number of outstanding shares at any given time.

         Section I.11.     Proxies.

                  a. General. At all meetings of shareholders, a shareholder may vote by proxy. Proxies must be written, signed by the shareholder or by his or her duly authorized attorney-in-fact, and filed with the Secretary of the Corporation before or at the time of a meeting where a proxy is granted. No proxy is valid after six months from the date of its execution, unless otherwise provided in the proxy or coupled with an interest.

                  b. Irrevocable Proxies. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

                  c. Revocation of a Proxy. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation.

      Section I.12.     Shareholder Action by Written Consent Without a Meeting.

                  a. Action. Any action required to be taken at any annual or special meeting of shareholders of the Corporation, or any action that may be taken at any annual or special meeting of such shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                  b. Notice. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing. If the action which is consented to is such as would have required the filing of a certificate under any Section of the General Corporation Law of Delaware, if such action had been voted on by shareholders at a meeting thereof, then the certificate filed under such Section shall state, in lieu of any statement required by such Section concerning any vote of shareholders, that written notice and written consent have been given as provided in Section 228 of the General Corporation Law of Delaware.

                                   ARTICLE II

                               Board of Directors

         Section II.1. Number, Qualifications. The Board of Directors shall consist of that number of directors as are set from time to time by the affirmative vote of a majority of the members of the Board of Directors. The Board of Directors shall be divided into three classes, with only a single class subject to re-election in a given year. Subject to Section II.2, below, a director will hold office until the next annual meeting of shareholders at which his or her class is subject to re-election and until his or her successor is elected and qualified. Directors need not be shareholders of the corporation.

         Section II.2. Election; Resignation; Vacancies. The Board of Directors will initially consist of the persons named as directors in the Certificate of Incorporation, and each director so elected will hold office until the first annual meeting of shareholders and until his or her successor is elected and qualified. At the first annual meeting of shareholders, the shareholders will elect directors to serve in all three classes of the Board of Directors as provided by the Certificate of Incorporation. Thereafter, one class of directors will be elected each year at either an annual or special meeting of the shareholders to hold office for the period of time designated for that class. If there is only one nominee for any directorship, it will be in order to move that the Secretary cast the elective ballot to elect the nominee. A director may resign at any time on written notice to the Corporation. Any vacancy occurring in the Board of Directors, whether by reason of death, resignation, removal, or an increase in the number of directors, may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board of Directors, or by election at an annual meeting or at a special meeting of the shareholders called for that purpose. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

         Section II.3. Regular Meetings. A regular meeting of the Board of Directors for the election of officers and the transaction of any other business that may properly come before the meeting shall be held immediately after, and at the same place as, each annual meeting of shareholders, if a quorum of directors is then present or as soon thereafter as may be convenient. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine. The Board of Directors may provide, by resolution, the date, time and place for the holding of additional regular meetings without other notice than such resolution.

         Section II.4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman, Chief Executive Officer or any director. The person(s) authorized to call special meetings of the Board of Directors may fix any place, within or without the State of Delaware, to hold a special meeting of the Board of Directors. Notice of a special meeting must be given to each director by the person(s) calling the meeting at least two days before the meeting.

         Section II.5. Waiver of Notice. A director may waive notice of any meeting. A director's attendance at a meeting shall constitute waiver of notice of such meeting; provided that, when a director attends a meeting for the express purpose of objecting to the transaction of any business to be transacted at the meeting, the director will not be deemed to have waived notice of such meeting.

         Section II.6. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of telephonic conference, or similar communications equipment that permits all persons participating in the meeting to hear each other, and participation in a meeting pursuant to this Bylaw will constitute presence at such meeting.

         Section II.7. Quorum. Vote Required for Action. At all meetings of the Board of Directors, a majority of the whole Board of Directors will constitute a quorum for the transaction of business. Unless required by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors. If less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. Once a quorum has been established at a duly organized meeting, the Board of Directors may continue to transact corporate business until adjournment, notwithstanding the withdrawal of enough members to leave less than a quorum.

         Section II.8. Payment of Expenses. By resolution of the Board of Directors, directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. Directors may be paid also either a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. Such payment will not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

         Section II.9. Dissent to Corporate Action. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he or she
(i) enters his or her dissent in the minutes of the meeting, (ii) files written dissent to such action with the Secretary of the meeting before adjournment, or
(iii) expresses such dissent by written notice to the Secretary of the Corporation within one (1) day after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of such action.


         Section II.10. Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent with respect to such action in writing or by electronic transmission. Such consent shall be filed with the minutes of proceedings of the Board of Directors.


                                   ARTICLE III

                                   Committees

         Section III.1. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each to consist of one or more of the directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by the General Corporation Law of the State of Delaware and to the extent provided in the resolution of the Board of Directors, will have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

         Section III.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee will conduct its business pursuant to Article II of these Bylaws.

                                   ARTICLE IV

                                    Officers

         Section IV.1. Officers. The officers of the Corporation are the Chief Executive Officer, President, Secretary, and Treasurer. Other officers and assistant officers may be authorized and elected or appointed by the Board of Directors. An individual is permitted to hold more than one office.

         Section IV.2. Election. The officers of the Corporation will be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, it will be held as soon thereafter as convenient. Each officer will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.

         Section IV.3. Removal. Any officer, elected or appointed, may be removed by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

         Section IV.4. Vacancy. A vacancy in any office for any reason may be filled by majority vote of the Board of Directors, and any officer so elected will serve for the unexpired portion of the term of such office.

         Section IV.5. Chief Executive Officer. The Chief Executive Officer presides at all meetings of the Board of Directors and of shareholders and has general charge and control over the affairs of the Corporation subject to the Board of Directors. The Chief Executive Officer signs or countersigns all certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors and performs such other duties incident to the office or required by the Board of Directors.

         Section IV.6. President. The President exercises the functions of the Chief Executive Officer in the Chief Executive Officer's absence, and has such powers and duties as may be assigned to him or her from time to time by the Board of Directors.

         Section IV.7. Chief Financial Officer. The Chief Financial Officer exercises the functions of the President in the President's absence, and has such powers and duties as may be assigned to him or her from time to time by the Board of Directors.

         Section IV.8. Secretary. The Secretary issues all required notices for meetings of the Board of Directors and of the shareholders, keeps a record of the minutes of the proceedings of the meetings of the Board of Directors and of the shareholders, has charge of the Corporate Seal and the corporate books, and makes such reports and performs such other duties as are incident to the office or required by the Board of Directors.

         Section IV.9. Treasurer. The Treasurer has custody of all monies and securities of the Corporation, keeps regular books of account, disburses the funds of the Corporation, renders account to the Board of Directors of all transactions made on behalf of the Corporation and of the financial condition of the Corporation from time to time as the Board requires, and performs all duties incident to the office or properly required by the Board of Directors.

         Section IV.10. Additional Officers. The Corporation may have such additional officers as the Board of Directors deems necessary or appropriate including, without limitation, a Chief Operating Officer, Vice President, Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers. Each such officer shall perform those duties as determined or assigned by the Board of Directors.

         Section IV.11. Salaries. The salaries of all officers will be fixed by the Board of Directors, and may be changed from time to time by a majority vote of the Board of Directors.

                                    ARTICLE V

                              Certificate of Shares

         Section V.1. Certificates. Certificates representing shares of the Corporation will be in the form determined by the Board of Directors, and will be signed by the Chairman of the Corporation or any officer, certifying the number of shares owned by him or her in the Corporation. Any of or all the signatures on the certificate may be a facsimile. If any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate ceases to hold that position before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer, transfer agent or registrar continued to hold that position at the date of issue.

         Section V.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. If a certificate is lost, stolen or destroyed, a new one may be issued on such terms and indemnity to the Corporation as the Board of Directors may prescribe.

                                   ARTICLE VI

                                 Indemnification


         Section VI.1.     Directors and Officers.

                  a. Right to Indemnification. Every director and officer of the Corporation who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he is the legal representative, is or was a director or officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or as its representative in another enterprise (an "Indemnitee"), shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the laws of the State of Delaware against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred or suffered by him or her in connection therewith, subject to the standards of conduct, the procedures, and other applicable provisions of the General Corporation Law of the State of Delaware. Such right of indemnification is a contract right which may be enforced in any manner desired by such person. The Corporation may purchase and maintain insurance on behalf of an Indemnitee against any liability arising out of such status, whether or not the corporation would have the power to indemnify such person.


                  b. Inurement. The right to indemnification shall inure whether or not the claim asserted is based on matters that predate the adoption of this Article VI, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

                  c. Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Section VI.1 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of shareholders or disinterested directors, this Certificate of Incorporation or otherwise.

                  d. Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that, if then required by the General Corporation Law of the State of Delaware, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceedings only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.

         Section VI.2. Employees and Agents. The Board of Directors may, on behalf of the Corporation, grant indemnification to any employee, agent or other individual to such extent and in such manner as the Board of Directors in its sole discretion may from time to time and at any time determine, in accordance with the General Corporation Law of the State of Delaware.

                                   ARTICLE VII

                               General Provisions

         Section VII.1. Fiscal Year. The fiscal year of the Corporation will be fixed by the Board of Directors.

         Section VII.2. Amendments. These Bylaws may be amended or repealed or new Bylaws may be adopted (i) at any regular or special meeting of shareholders at which a quorum is present or represented, by the vote of the holders of a majority of the shares entitled to vote in the election of any directors, provided notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting; or (ii) by affirmative vote of a majority of the Board of Directors at any regular or special meeting thereof.

         Section VII.3. Books and Records; Examination. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in any form of information storage, provided that the records can be converted into clearly legible form within a reasonable time. The books and records of the Corporation may be kept outside of the State of Delaware. Except as may otherwise be provided by the General Corporation Law of the State of Delaware, the Board of Directors will have the power to determine from time to time whether and to what extent and at what times and places and under what conditions any of the accounts, records and books of the Corporation are to be open to the inspection of any shareholder.

         Section VII.4. Dividends. Subject to the provisions, if any, of the General Corporation Law of Delaware and the Certificate of Incorporation, dividends on the capital shares of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, the Board of Directors may set aside out of any funds of the Corporation available for dividends such reserves for any purpose that the directors will think conducive to the interests of the Corporation.

         Section VII.5. Seal. The Corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the Board of Directors. If a corporate seal is adopted, it will have inscribed thereon the name of the corporation and the words "Corporate Seal" and "Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced or by causing the word {SEAL}, in brackets, to appear where the seal is required to be impressed or affixed.